Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-233068 and 333-166858 on Form S-3 and Nos. 333-218087, 333-142448, 333-48422, and 333-81319 on Form S-8 of our reports dated February 17, 2022, relating to the consolidated financial statements of Piedmont Office Realty Trust, Inc. and subsidiaries, and the effectiveness of Piedmont Office Realty Trust, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Piedmont Office Realty Trust, Inc. and subsidiaries for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 17, 2022